SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 2, 2015

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Civeo Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-36246 (Commission File Number)	46-3831207 (I.R.S. Employer Identification No.)

Three Allen Center 333 Clay Street, Suite 4980 Houston, Texas 77002 (Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (713) 510-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Nomination and Support Agreement dated October 22, 2014 between JANA Partners LLC (“JANA”) and Civeo Corporation (the “Company”), which was filed with the Securities and Exchange Commission as Exhibit 99.1 to the Company’s Current Report on Form 8-K on October 27, 2014 (the “Nomination and Support Agreement”), Alexander Greene and Michael Ashner have resigned from the Board of Directors of the Company (the “Board”) effective January 2, 2015. Neither resignation was a result of any disagreement between such directors and the Company on any matter relating to its operations, policies or practices. The Nomination and Support Agreement required Mr. Greene and Mr. Ashner to submit their resignations as a result of JANA, together with its affiliates and associates, ceasing to beneficially own an aggregate net long position of at least 6,120,880 shares of the Company’s common stock. As reported on its Amendment No. 2 to Schedule 13D/A filed with the Securities and Exchange Commission on December 31, 2014, the aggregate beneficial ownership by JANA, together with its affiliates and associates, of the Company’s common stock has fallen below such threshold.

On January 2, 2015, the size of the Board was accordingly reduced to seven members and the Board appointed existing directors (i) Constance B. Moore to the Board’s Compensation Committee, (ii) Charles Szalkowski to the Board’s Nominating & Corporate Governance Committee as chairman and (iii) C. Ronald Blankenship as chairman of the Board’s Value Creation Committee. The Board is retaining the Value Creation Committee originally formed pursuant to the Nomination and Support Agreement to continue the committee’s purpose of reviewing, and making recommendations to the Board with respect to, opportunities for enhancing shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2015

CIVEO CORPORATION

By:	/s/ Bradley J. Dodson
Name:	Bradley J. Dodson
Title:	President and Chief Executive Officer